Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8, File No. 33-63671, Form S-8, File No. 333-48081, Form S-8, File No. 333-48882, Form S-3, File No. 333-54704, Form S-4, File No. 333-48293, and Form S-8, File No. 333-68016) of Washington Real Estate Investment Trust and Subsidiaries and in the related Prospectuses of our report dated February 19, 2004, with respect to the consolidated financial statements and schedule of Washington Real Estate Investment Trust and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/    ERNST & YOUNG LLP

McLean, Virginia

March 11, 2004